Exhibit 99.1

April 25, 2006

Osiris Therapeutics, Inc.

2001 Aliceanna St.

Baltimore, Maryland 21231

I hereby consent to the use of my name and biographical information under the heading “Management” in the Registration Statement on Form S-1 of Osiris Therapeutics, Inc. to be filed with the United States Securities and Exchange Commission.

Sincerely,
/s/ Jay M. Moyes
Jay M. Moyes